Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Declares Monthly Dividend of $0.106 Per Share
For The Month of February 2008

Las Vegas – February 22, 2008 – Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) a real estate investment trust (the “Company”) announced that on February 21, 2008, its Board of Directors declared a cash dividend of $0.106 per common share for the month of February 2008, payable on March 28, 2008 to shareholders of record as of March 7, 2008.  The dividend is the same amount per share as the dividend paid by the Company for the month of January 2008.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust ("REIT") that invests in commercial real estate loans.  As of September 30, 2007, Vestin Realty Mortgage II, Inc. had assets of over $340 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965